April 9, 2008

Dear Putnam Fund Shareholder:

Please find enclosed proxy materials for the Special Meeting of Shareholders of your fund(s) to be held on May 22, 2008. The proxy cards for your accounts are enclosed along with a copy of the Notice of a Special Meeting of Shareholders and Proxy Statement dated March 24, 2008.

You may cast your votes in one of two ways:

Option 1. If you wish to vote all of your accounts in the same manner, you may simply indicate that vote in the proxy card below, signing it in the space provided and (a) returning it in the enclosed postage-paid envelope provided, or (b) faxing it to the proxy agent at 1-781-740-3430.

Option 2. If you wish to vote each account individually, mark your votes on each account’s proxy card, sign the cards and return the cards by using the enclosed postage-paid envelope.

Your vote is important. Thank you for your prompt attention to this matter. If you have any questions on the proposal, please call 1-866-615-7869

AUTHORIZATION TO VOTE ALL PROXIES RECEIVED:

By signing below, you as a Putnam fund shareholder, appoint Trustees John A. Hill and Robert E. Patterson, and each of them separately, with power of substitution to each, to be your proxies. You are empowering them to vote your Putnam fund shares on your behalf at the Special Meeting of Shareholders to be held on May 22, 2008 at 11:00 a.m., Boston time, and may be adjourned to later times or dates. Your vote is being solicited on behalf of the Trustees. When you complete and sign this authorization, the Trustees will vote exactly as you have indicated. Please vote by filling in the appropriate box below. TheTrusteesrecommendthat youvoteforthisproposal. If you simply sign the proxy ballot, or don’t vote on a specific proposal, your shares will be automatically voted as the Trustees recommend. T he Trustees are also authorized to vote at their discretion on any other matter that arises at the meeting or any adjournment of the meeting.

Proposal	FOR	AGAINST	ABSTAIN

1. Approving an amendment to your fund’s fundamental investment restriction with respect to investments in commodities, as described in the proxy statement.

By my signature hereunder, I hereby instruct that all shares represented by the proxy cards received by us with this letter be voted in the manner indicated above:

Authorized Signature: ________________________________________________________________

Title: ___________________________________________    Date: ____________________________

Please have all required signatories for any of the accounts sign their name exactly as it appears on each proxy card. If you own shares jointly, each owner should sign. When signing as executor, administrator, attorney, trustee, guardian or as custodian for a minor, please give your full title as such. If you are signing for a corporation, please sign the full corporate name and indicate the signer’s office. If you are a partner, sign in the partnership name.